THIRD CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TERRAPIN 3 ACQUISITION CORPORATION
______________________________________________________________________________

Terrapin 3 Acquisition Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.            The Certificate of Incorporation of the Corporation is hereby amended by inserting the following additional Section C to Article Fourth:

“C.            Re-Designation of Common Stock.

Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Class F common stock (“New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of New Common Stock.”

2.            The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

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[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, Terrapin 3 Acquisition Corporation has caused this Certificate to be executed by its duly authorized officer on this 19th day of May 2014.

TERRAPIN 3 ACQUISITION CORPORATION

By:	/s/ Sanjay Arora
Name: Sanjay Arora
Title: Chief Executive Officer